Exhibit 8.1

[Letterhead of Debevoise & Plimpton LLP]

June 17, 2008

Prudential Financial, Inc.

751 Broad Street

Newark, NJ 07102

United States of America

8.875% Fixed-to-Floating Rate Junior Subordinated Notes Due 2068 of Prudential Financial, Inc.

Ladies and Gentlemen:

We have acted as special United States tax counsel to Prudential Financial, Inc., a New Jersey corporation (“Prudential”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by Prudential, of a prospectus supplement, dated June 12, 2008 and filed with the Commission pursuant to Rule 424(b) of the Act (the “Prospectus Supplement”), relating to the issuance and sale of $600,000,000 aggregate principal amount of Prudential’s 8.875% Fixed-to-Floating Rate Junior Subordinated Notes due 2068 (the “Notes”), which are being issued pursuant to the Subordinated Debt Indenture, dated as of June 17, 2008 (the “Base Indenture”) as amended and supplemented by the First Supplemental Indenture, dated as of June 17, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between Prudential and The Bank of New York, as indenture trustee.

In furnishing this opinion letter, we have reviewed (i) the automatic shelf registration statement of Prudential, as defined under Rule 405 of the Act, on Form S-3 dated March 16, 2006 (File Nos. 333-132469, 333-132469-01 and 333-132469-02) (the “Registration Statement”), including a prospectus of Prudential relating to securities dated March 16, 2006 (the “Prospectus”), (ii) the Prospectus Supplement, (iii) the Replacement Capital Covenant, dated as of June 17, 2008 (the “Replacement Capital Covenant”), by Prudential in favor of and for the benefit of each Covered Debtholder (as defined therein), (iv) the Indenture, (v) the form of Note attached to the Supplemental Indenture and (vi) such other records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (the “Transaction Documents”). In this examination, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies, the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, the enforceability of all the Transaction Documents and that the Notes will be in a form

Prudential Financial, Inc.	2	June 17, 2008

substantially identical to the form of the Notes attached to the Supplemental Indenture. Our opinion is based on the facts and circumstances set forth in the Prospectus Supplement, the Indenture, the Supplemental Indenture, the Replacement Capital Covenant and the other documents reviewed by us. In addition, we have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom we have deemed appropriate, including representations made by Prudential to us, and we have assumed that all covenants and undertakings set forth in the Transaction Documents are performed in accordance with their terms, that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, the valid existence and good standing of all parties to the Transaction Documents and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus Supplement, the statements of law and legal conclusions under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement represent our opinion.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Treasury Regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions, all as now in effect and all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matter expressly stated herein, and no opinion is implied or may be inferred beyond such matter. Our opinion is rendered only as of the date hereof, and could be altered or modified by changes in facts or circumstances, events, developments, changes in the documents reviewed by us, or changes in law subsequent to the date hereof. We have not undertaken to advise you or any other person with respect to any such change subsequent to the date hereof.

We consent to the filing of this opinion letter as an exhibit to Prudential’s Form 8-K to be filed in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement and to the use of our name under the headings “Material United States Federal Income Tax Considerations” and “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP